Exhibit 10.4

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

INTERNATIONAL BANANA PURCHASE AGREEMENT F.O.B ( PORT

OF LOADING) COLOMBIA (URABA AND SANTA MARTA)

(as amended through July 14, 2008)

(Translation of original, which is in Spanish)

This International Banana Purchase Agreement is entered by CHIQUITA INTERNATIONAL LIMITED, a company incorporated and existing under the laws of Bermuda, British West Indies, domiciled in the city of Hamilton, Bermuda (hereinafter the “BUYER”) and BANANA INTERNATIONAL CORPORATION, a company incorporated and existing according to the laws of the Republic of Panama, domiciled in Panama City (hereinafter the “SELLER”) according to and in connection with the Stock Purchase Agreement signed by Chiquita International Limited/Chiquita Brands, LLC and Invesmar Limited on June 10, 2004 under the following terms and conditions:

1.	CLAUSE ONE: DEFINITIONS

1.1.	The PLANTATION: Are all the farms described in Annex A hereof whose owners are the entities indicated herein, which hereinafter will be identified as the “PRODUCERS.” Annex A also contains the general description of the PLANTATION, the map corresponding to each of the farms that comprise it, including the corresponding description of the total area, the area dedicated to banana production, dimensions and boundaries. The farms described in Annex A are divided in two lists; List Number One are the farms owned by Agricola El Retiro, S.A. by virtue of the agreement entitled “Stock Purchase Agreement” referenced in the heading hereof; List Number Two includes the other farms that comprise the rest of the PLANTATION.

1.2.	The EXPORTER: Comprised by the entities called COMERCIALIZADORA INTERNACIONAL BANACOL S.A., and/or COMERCIALIZADORA INTERNACIONAL, BANADEX S.A, Colombian corporations.

1.3.	PRODUCTIVE AREA: is the portion of the PLANTATION that is planted with bananas of the Cavendish (Williams, Valery or Gran Nain) variety, over an approximate area of 10,870 hectares, divided into 2,950 hectares in production in the zone of Santa Marta and 7,920 hectares in production in the area of Urabá.

1.3.1.	FRUIT: Are bananas of the Cavendish variety (whether Gran Nain, Williams or Valery) produced in the PRODUCTIVE AREA, that complies with size, quality and other specifications agreed by the parties and stipulated in Annex B hereof. At the time of purchase, all the FRUIT must be fresh, clean, and free of bruises and have the caliber and age indicated in the respective cutting orders according to the tolerance standards established in Annex B.

1.4.	BRANDS: Are the brands, designs and trade names which the BUYER elects to use to distinguish the FRUIT to be exported.

1.5.	PORT LOADING: Are any of the port facilities in Turbo and Santa Marta, unless the parties agree on other port facilities, according to the procedures to modify this agreement, which is described in Clause Nine, section nine hereof.

1.6.	TECHNICAL REPRESENTATIVE: Is the entity affiliated or subordinated to the BUYER through an exclusive contract by the industry or the persons hired by such entities or directly by the BUYER, principals but without representation, except regarding those matters in which they are expressly authorized to represent the BUYER according to this agreement, whose functions, which in general are linked to quality, are described below. The BUYER can change the TECHNICAL REPRESENTATIVE at any time, after notifying the SELLER in writing.

2.	CLAUSE TWO: PURCHASE

2.1.	GENERAL CONDITIONS

2.1.1.	The FRUIT will be sold by the SELLER to the BUYER, who will acquire it under the F.O.B. clause ( PORT OF LOADING) INCOTERMS 2000, except when the contrary is stipulated hereof, on a weekly basis as established further down, exported and properly stowed onboard the ships chartered and designated by the BUYER.

2.1.1.1.	PROPERTY AND RISK: By virtue of this agreement and as indicated hereof, the BUYER will assume the property and the risk for the FRUIT upon being stowed onboard the ships designated by the BUYER at the PORT OF LOADING. Consequently, any losses of FRUIT and any other risks and costs up to the moment of such transfer will be paid by the SELLER. Upon stowing the FRUIT onboard the ship, the BUYER will assume all risks for losses of such FRUIT, whether in transit to the destination markets, during unloading or at any later point of the distribution and sale chain, with no prejudice to what is stipulated further down regarding hidden quality conditions that are impossible to detect during loading.

2.1.1.2.	EXPORT REQUIREMENTS:

2.1.1.2.1.

The BUYER will be responsible for securing and bearing the cost of chartering the ships, or if applicable, reserving the space needed on board such ships. The BUYER will be responsible for notifying the SELLER in a timely manner, the name, the place and date for the stowing of the ship and for obtaining the bill of lading.

2.1.1.2.2.	The SELLER or whoever sells to the SELLER will be the exporter of the FRUIT for all purposes. Consequently, the SELLER guarantees that whoever is the exporter, it will have all necessary permits, licenses and other documentation, as well as pay all national and municipal taxes and dues applicable to export banana production. The SELLER must also obtain or issue at its own expense and deliver to the BUYER all the documents legally necessary, at present or during the term of this agreement that the BUYER may require to take possession and freely dispose of the FRUIT, including, for example, commercial invoices, and certificates of origin or sanitary records. Such documentation must be issued in the languages and formats legally required to allow the BUYER to enter the EXPORTED FRUIT into the destination markets of the BUYER’S choice. With respect to the licenses and export and import certificates derived from the European Union’s regulations, the parties will abide by the Stock Purchase Agreement signed by Chiquita International Limited/Chiquita Brands, LLC and Invesmar Limited.

2.1.2.	FRUIT NOT EXPORTED: The BUYER is obligated to order the volumes of FRUIT indicated in point 2.2 below. The BUYER will endeavor to notify the SELLER as soon as possible of any situation that may cause the BUYER not to receive the FRUIT that it has committed to purchase. The BUYER will include in such notification the volumes it will not receive and the week or weeks in which it will restrict the acceptance of the FRUIT it is obligated to purchase according to this agreement. The FRUIT NOT EXPORTED is the property of the SELLER. However, the BUYER is responsible for the payment of a penalty mentioned in section 4.3.5.1. whether it makes the abovementioned notification or not, in the cases when does it not order or it does not receive the FRUIT it is obligated to purchase according to this agreement.

As long as the SELLER opts to receive from the BUYER the penalty payment that is mentioned further down for such FRUIT, the SELLER will only be able to dispose of the FRUIT NOT EXPORTED within the territory of the Republic of Colombia, for which the SELLER will try to mitigate the damages to the BUYER by seeking to sell it within the aforementioned territory. If the FRUIT were packaged and stowed in containers, the BUYER will have the right to order, at its expense, the clearing of the containers. In this case, the SELLER with the purpose of mitigating the damage to the BUYER will endeavor to reduce the cost of disposing of such fruit. If, on the contrary, the SELLER decides not to receive payment for the penalties established hereof, it may freely dispose of the FRUIT NOT EXPORTED. In any case, the SELLER agrees to market or consume the FRUIT NOT EXPORTED without any of the brands that are the property of the BUYER. Any income that the SELLER receives from disposing or selling the FRUIT NOT EXPORTED will be discounted or reimbursed by the SELLER from the penalty due or paid by the BUYER.

2.2.	VOLUMES

2.2.1.	BASIC VOLUME: The SELLER has the obligation to sell and the right to demand that the BUYER buy; and the BUYER has the obligation to buy and the right to demand that the SELLER sell a basic yearly volume of ten million eight hundred forty nine thousand 18.14-Kg boxes at destination, divided by origin and time of the year in the following manner:

2.2.1.1.	FRUIT SHIPPED FROM TURBO: An basic annual volume of [*] boxes distributed in quarters with a minimum of thirteen weeks of effective shipment as so:

2.2.1.1.1.	FIRST QUARTER. Between January first and March thirty first of every year this agreement is in force, a volume of [*] boxes, or [*] percent of the basic annual volume.

2.2.1.1.2.	SECOND QUARTER. Between April first and June thirty first of every year this agreement is in force, a volume of [*] boxes, or [*] percent of the basic annual volume.

2.2.1.1.3.	THIRD QUARTER. Between July first and September thirty of every year this agreement is in force, a volume of [*] boxes, or [*] percent of the basic annual volume.

2.2.1.1.4.	FOURTH QUARTER. Between October first and December thirty first of every year this agreement is in force, a volume of [*] boxes, or [*] percent of the basic annual volume.

2.2.1.1.5.	CONDITIONS APPLICABLE TO THE VOLUMES OF FRUIT SHIPPED FROM TURBO

2.2.1.1.5.1.	The total volume in the second quarter will not exceed the volumes of the first quarter, except by agreement of the parties granted according to the rules agreed herein.

2.2.1.1.5.2.	If the SELLER meets the volumes corresponding to the first and second quarters of the year, it will have the right to sell and the BUYER will have the obligation to buy the volumes corresponding to the third and fourth quarters. If, on the contrary, the SELLER does not meet the volumes agreed for the first and second quarter, the volumes corresponding to the third and fourth quarters will be proportionally reduced in order to maintain a distribution of the basic annual volume of [*] percent in the first half of the year and [*] percent in the second half of the year.

2.2.1.1.5.3.	Adjustment for “SPECIAL FORCE MAJEURE”

2.2.1.1.5.3.1.

Definition For the effects of volume adjustment a Special Force Majeure event will be considered to have occurred when the decrease in the volume delivered by the SELLER is greater than 10% of the committed volume in a given quarter, providing such decrease is not due to a deviation of such volume by the SELLER to third-party buyers or for its direct marketing additional to the one hundred and twenty thousand boxes per week by the SELLER.

2.2.1.1.5.3.2.	If a Special Force Majeure event occurred during the first quarter, the SELLER will have the right to make up the basic volume shortage from the first quarter by increasing the Basic Volume in the second quarter by the amount of such shortage.

2.2.1.1.5.3.3.	If a SPECIAL FORCE MAJEURE event occurred during the first quarter and it cannot be made up in the second quarter or if such event occurred during the second quarter, the SELLER will have the right to make up the agreed volumes during the third and fourth quarters without proportionally decreasing the volumes of those two last quarters in order to maintain the proportion of forty seven percent to fifty three percent that was agreed as a general rule for the distribution of the volume between the parties.

2.2.1.1.5.3.4.	To the effect of fulfilling the agreements with the BUYER in the event of a drop in volume, its understood that these will be served by the SELLER after appropriating the 120,000 boxes mentioned above, in a proportion equivalent to 182,000 boxes per week from the BUYER for 80,000 boxes per week from the SELLER’S own marketing (or sales to third parties).

2.2.1.2.	FRUIT SHIPPED FROM SANTA MARTA. A basic annual volume of [*] boxes distributed in the following manner:

2.2.1.2.1.	FIRST SEMESTER. Between January one and June thirty one during every year of the term of this agreement, a volume of [*] boxes, i.e. [*] percent of the basic annual volume.

2.2.1.2.2.	SECOND SEMESTER. Between July one and December thirty one of every year of the term of this agreement, a volume of [*] boxes, i.e. [*] percent of the basic annual volume.

2.2.1.2.3.	SURPLUS VOLUME SANTA MARTA ORIGIN: In addition to the Santa Marta-origin volume mentioned above, the SELLER will deliver a volume of [*] boxes per year. The distribution of these boxes along the year will be, [*] percent in the first semester and [*] percent in the second semester.

2.2.1.2.4.

ADJUSTMENTS FOR SPECIAL FORCE MAJEURE: In the event of a decrease greater than ten percent in the contracted volumes for the first semester of the year, providing such decrease is not due to a deviation of such volume by the SELLER to third-party buyers or for its direct marketing, the SELLER will have the right to supply the contracted volume for the second semester entirely, disregarding the general distribution rule of the fruit shipped from Santa Marta in a proportion of fifty percent in the first semester and fifty percent in the second semester.

2.2.1.2.5.	BUYER and SELLER agree to modify clause 2.2.1.2 and related provisions to reduce, as of the first week of January 2009, the volume of Fruit originating from Santa Marta. As of this date, SELLER commits to sell and BUYER to buy and pay for, [*] boxes of first quality Chiquita Fruit per week and [*] boxes of junior quality Chiquita Fruit per week. In all, BUYER and SELLER agree that SELLER may stop delivering fruit in Santa Marta completely if it provides written advance notice to BUYER at least 90 calendar days prior to the date on which it will stop delivering the fruit.

2.2.2.	ADDITIONAL CONDITIONS REGARDING VOLUME.

2.2.2.1.	DURING THE THIRD QUARTER OF EACH YEAR. Except by agreement of the parties granted according to the rules set hereof, the weekly volumes that the BUYER is obligated to receive during the third quarter, added to the volumes from Turbo and Santa Marta, even in the event of a SPECIAL FORCE MAJEURE, will not exceed [*] boxes.

2.2.2.2.	DURING THE FOURTH QUARTER OF EACH YEAR. Except by agreement of the parties granted according to the rules set hereof, the weekly volumes that the BUYER is obligated to receive during the fourth quarter, added to the volumes from Turbo and Santa Marta, even in the event of SPECIAL FORCE MAJEURE, will not exceed [*] boxes.

2.2.3.	If the volume delivered by the BUYER were reduced during the third and fourth quarters, there will be no restrictions or sanctions for the next year, regardless of whether the reduction occurred because of force majeure or not, excluding the sanctions for noncompliance with the THIRTEEN WEEK ESTIMATES such as FALSE FREIGHT.

2.2.4.	SECOND CLASS FRUIT. It is understood that the BUYER is not obligated to purchase second class or quality fruit. When the BUYER purchases this type of fruit in Colombia, it will give the SELLER a deal proportional to the deal it gives the rest of its Colombian suppliers, at the same prices. However, the BUYER preserves the right to treat the SELLER in a disproportionate manner, whether favorably or unfavorably, in special cases in which it may be necessary to alleviate temporary problems of one or several producers or suppliers in particular.

3.	CLAUSE THREE: PRICES. The prices that will apply to the basic volume contracted hereof will be those established in Annex C hereof.

3.1.	COMMON ASPECTS.

3.1.1.	SATURDAYS, SUNDAYS AND DAYS OF MANDATORY TIME OFF BECAUSE OF NATIONAL HOLIDAYS OR MOURNING. The BUYER will pay the SELLER the additional costs (in American dollars) according to the location as indicated in Annex C for each box packed on Saturday, Sunday and days of mandatory time off because of national holidays or mourning when such process is attributable to the BUYER, in aspects such as the itineraries of ships chartered by the BUYER and not other factors controlled by the SELLER.

However, the BUYER and the SELLER will cooperate within their restrictions so that both the rotations of the ships for which the former is responsible, as the use of containers for transporting and storing the FRUIT in as much as they are under the responsibility of the latter and the minimum daily volumes to be processed by the SELLER according to Clause 4.3.1., cause each party to assume their corresponding additional cost for cutting during those days, always with the purpose of minimizing the costs for both parties. Each time the BUYER makes a change in the rotation of the ships, the parties, by mutual agreement will estimate the volume of boxes to be packed on a Saturday, Sunday or days of mandatory time off whose additional cost is attributable to the BUYER by virtue of the cutting orders to be issued by the BUYER. Let it be recorded that with the rotation of the ships in operation at the time of the signing of this agreement, on occasion, work is performed on some farms in Turbo on Saturdays and holiday Mondays.

3.1.2.	WEIGHT OF THE BOXES. The prices and the penalties agreed herein are for boxes of bananas with the weight at origin indicated in Annex C for different qualities and presentations. If variations occurred in the weights and/or dimensions of the box, the prices, the volume of the boxes and the penalties will be adjusted proportionally with respect to the banana component and the services such as stowing and transportation to the ship, taking into account the new weight of the FRUIT, and regarding the materials, a proportional cost increase will be recognized. The parties will come to an agreement on the price and cost adjustments that may be needed before the implementation of any change, with the understanding that consent can not be denied as long as the adjustments take into account the additional costs that such changes represent, including the loss of any net profit (“fully costed Profit”) in the supply of materials that the SELLER might endure by virtue of the changes required by the BUYER. The obligation to consider the loss of any net profit in the supply of materials cannot be interpreted in a way that the BUYER ends up being obligated to refund the investments made by the SELLER or its affiliates, nor any other type of collateral or consequential damage endured by the SELLER or its affiliates.

3.1.3.

TIME AND METHOD OF PAYMENT. The prices agreed for each shipment of the EXPORTED FRUIT an the FRUIT NOT EXPORTED will be paid through checks, bank drafts or preferably by electronic fund transfers to a bank account of the SELLER in the bank of its choice, on the second Wednesday after the week on which the ship sails, in American dollars. For example, for FRUIT shipped in ships that sailed the week of January 21-27,

2008, the payment would be made on Wednesday February 7. The SELLER will inform the BUYER in writing, before the first shipment takes place; the account number and name of the bank were it will receive the payments.

3.1.4.	SINGLE PAYMENT. The prices established in this clause will constitute the only amount of money that the BUYER must pay the SELLER for the EXPORTED FRUIT.

3.1.5.	PAYMENT FOR SPECIFICATIONS. The prices of the EXPORTED FRUIT will be paid based strictly on compliance with the assigned specifications and not based on the BRAND or the destination chosen by the BUYER. The parties agree that no purchase price will be paid for FRUIT that does not meet the quantities or other requirements established hereof.

4.	CLAUSE FOUR: OPERATIVE ASPECTS

4.1.	MATERIALS

4.1.1.	SPECIFICATIONS AND COSTS. The cardboard boxes, plastics, labels, seals, pallets and any other packing material related to the packing and palletizing process, the fungicide for controlling post-harvest diseases and other materials and raw materials needed for packing the EXPORTED FRUIT must meet the BUYER’S specifications detailed in Annex B hereof. The costs related to the acquisition of such materials will be disbursed exclusively by the SELLER. The paper to produce the cardboard boxes will be provided under the sole risk and responsibility of the BUYER, according to purchase orders from the SELLER. To this effect, the BUYER has designated Chiquita Fresh North America, L.L.C. under its sole responsibility, to supply the paper in the conditions established in the Paper Supply Agreement signed with the SELLER. If at any time during the period of this Agreement, the paper is not provided for reasons imputable to the BUYER, in sufficient quantities and time required for the SELLER to produce the cardboard boxes needed to pack the shipments of the Basic Volume, the BUYER must pay the corresponding penalty for the boxes that were not packed according to section 4.3.4.1. hereof, but it will never be more that ten consecutive weeks for a quantity that would substantially affect the Basic Volume, in which case it will be understood that a breach of the FRUIT purchase agreement has occurred. However, if there were disruptions in the supply of paper, the SELLER will put forward it best efforts to mitigate the damage to the BUYER using, if available, another paper it might own to make the cardboard boxes needed with the commitment of the SELLER to proceed to its prompt replacement and if necessary pay the financial cost this might entail.

4.1.2.

CHANGES IN CONDITIONS AND SPECIFICATIONS. The BUYER may vary the conditions and specifications of the packing materials (for example, the boxes used to pack the FRUIT, plastics, seals, labels, pallets, any other packing material related to the packing and palletizing process, the fungicide used to control post-harvest diseases and other materials and supplies needed for packing) by giving the SELLER at least fifteen (15) days notice. In such case, the potential savings or additional costs generated by such variation in the conditions and/or specifications will benefit or harm only the BUYER. If changes are requested that require longer implementation periods, the BUYER may not give shorter notice than the time reasonably required by the SELLER. The parties will come to an agreement on all required price and cost adjustments before the implementation of any change with the understanding that consent cannot be denied providing the adjustments take into account the additional costs that such changes represent, including the loss of any net profit (“fully costed Profit”) in the supply of materials that the SELLER might endure by virtue of the changes required by the BUYER. The obligation to consider the loss of any net profit in the supply of materials cannot be interpreted in such a way that the BUYER ends up being obligated to refund the investments made by the SELLER or its affiliates, nor any other type of collateral or consequential damage endured by the SELLER or its affiliates.

4.2.	LABELS AND BRANDS

4.2.1.	SELECTION OF THE BRANDS. The BUYER will select freely the BRANDS that will go on the stickers and labels that will be affixed to the EXPORTED FRUIT and the boxes and plastic bags in which it is packed. The BUYER must take into account in any change of BRANDS, the minimum print runs of the stickers, labels or boxes that the change implies and coordinate with enough time with the SELLER any discontinuation in the use of a BRAND in order to exhaust reasonable inventories of stickers, labels and boxes, except if the BUYER decides to refund the SELLER for the cost of such inventories. The final arts or the plates of the BRANDS, in each case, will be provided by the BUYER or the TECHNICAL REPRESENTATIVE.

4.2.2.

USE AND PROTECTION OF THE BRANDS. The SELLER acknowledges the following: (a) that the BUYER has the exclusive right to use and order the use of the BRANDS; (b) that the BRANDS are and will remain the exclusive property of the BUYER or the entity or entities that have granted the BUYER the respective licenses to use them, even when such licenses are not specifically recognized or perfected according to pertinent legal provisions; (c) that the SELLER does not have any right regarding the BRANDS and that the use of such BRANDS does not generate such rights. The SELLER is obligated to strictly follow the instructions given by the BUYER or the TECHNICAL REPRESENTATIVE regarding the use and protection of the brands. The SELLER commits to inform the BUYER or the TECHNICAL REPRESENTATIVE immediately if it knows about some improper use of the BRANDS. The SELLER is responsible for the improper or irregular use for of the stickers, labels and other packing materials bearing the BRANDS that are in the SELLER’S possession. The BUYER will assume the costs for the defense of the SELLER in lawsuits filed by third parties alleging improper use of the BRANDS when the BUYER has ordered its use by the SELLER, and if necessary, will assume the cost of paying the respective fines or indemnifications. In the event that such lawsuit are filed, the BUYER will have the option of assuming the defense using its own lawyers under its exclusive control, in which case the SELLER must lend any cooperation needed including issuing powers of attorney in favor of the lawyers the BUYER indicates. The SELLER is obligated to notify the BUYER promptly about any claim or filing of any lawsuit of this nature against the SELLER. Lack of timely notice will not impede the BUYER from assuming the defense from such lawsuits, but it will excuse the BUYER from the obligation of refunding any expense paid by the SELLER to that moment.

4.3.	ESTIMATES AND CUTTING ORDERS

4.3.1.	GENERAL OBLIGATION TO COOPERATE AND DAILY MINIMUM VOLUME. Both parties are obligated to cooperate in order to maximize daily FRUIT volumes to be packed, facilitate the rotation of ships and minimize the need to use refrigeration and to work on Saturdays, Sundays and holidays. Additionally, the SELLER is obligated during the term of this agreement and while the current rotation of the ships continues, to pack, on cutting days, a minimum daily volume of seventy five thousand boxes to be stowed in Turbo and twenty five thousand boxes to be stowed in Santa Marta, unless the BUYER requests in writing a smaller daily volume. The time required to load is based on current performance. If the BUYER changed the rotation of the ships and this caused logistical problems to the SELLER regarding the sale of FRUIT to other clients, the SELLER is obligated to pack on cutting days a minimum daily volume of sixty thousand boxes to be stowed in Turbo and twenty five thousand boxes to be stowed in Santa Marta, unless the BUYER requests in writing a smaller daily volume. This clause cannot be interpreted as an amplification of the basic volume as both parties recognize that the BUYER is not obligated under any circumstances to purchase more than eleven million boxes per year as basic volume.

4.3.2.	THIRTEEN WEEK ESTIMATE. Each week, on Friday, or any other day that is agreed with the BUYER or the TECHNICAL REPRESENTATIVE, the SELLER will deliver to them a written estimate of the volumes of all the FIRST CLASS FRUIT and MODIFIED FIRST CLASS FRUIT to be delivered at each of the PORTS OF LOADING during the following thirteen weeks (hereinafter “THIRTEEN WEEK ESTIMATE”)

4.3.2.1.	The parties agree that the volume of FIRST CLASS FRUIT and the volume of MODIFIED FIRST CLASS FRUIT indicated by the SELLER for the first two (2) weeks of each THIRTEEN WEEK ESTIMATE is considered the final volume that he SELLER is obligated to sell and the BUYER is obligated to buy, within the conditions agreed hereof, and it may not be modified in subsequent THIRTEEN WEEK ESTIMATES. However, the SELLER may, at its choice, but depending and limited by the space on the ship, deliver for shipping up to three percent more or less than the final estimated fruit for the following week.

4.3.2.2.	Additionally, once a month, the SELLER will deliver to the BUYER or the TECHNICAL REPRESENTATIVE the information regarding the amount of fruit bagged per week during the preceding month, the resulting conversion of boxes per FIRST CLASS FRUIT stem, per packing station on each day on which FRUIT was processed and the grade, per ribbon, of the stems harvested per week for each of the farms included in List Number One, mentioned in the definition of PLANTATION.

4.3.2.3.	The parties agree that every week the BUYER will order and buy and the SELLER will ship and sell a mix of FRUIT qualities within the ranges established below, which must be reflected in the THIRTEEN WEEK ESTIMATES:

	Turbo Amount			Santa Marta Amount
	Length	Min.	Max.	Length	Min.	Max.
First Quality	8.00”	80%	90%	8.00”	50%	65%
First Modified	8.00”	10%	15%	8.00”	5%	15%

	Turbo Amount				Santa Marta Amount.
	Min. & Max. Length		Min.	Max.	Length Min.	Max.	Min.	Max.
Juniors	6”	7.9”	0%	5%	6”	7.9”	20%	35%

4.3.2.4.	The BUYER will issue cutting orders for each shipment based on the THIRTEEN WEEK ESTIMATES issued by the SELLER, within the ranges established in section 4.3.2.3 above, and the BUYER may vary such orders between weeks whether with precut or delays, providing such actions do not imply a loss a fruit. It is understood that the BUYER may vary the mix of qualities ordered per week along a particular quarter only exceptionally and because of the impossibility of placing some type of fruit in the market, providing the weekly average along the quarter coincides with the corresponding THIRTEEN WEEK ESTIMATES and the established distribution. The SELLER recognizes that the market for the Juniors has a behavior that fluctuates more than the markets for other qualities or types of fruit. Nonetheless, the BUYER guarantees it best marketing effort to reduce the volatility of the weekly orders as much as possible and recognizes the SELLER’S need to count on weekly orders of Juniors in order to guarantee the best use of the FRUIT. If the BUYER repeatedly orders a mix of qualities outside the established ranges, at the request of THE SELLER negotiations will begin with the BUYER with the purpose of ameliorating the situation through the evaluation of the impact of such change and to negotiate an appropriate compensation.

4.3.3.	CUTTING ORDERS. Each week, on Friday or any other day agreed with the SELLER or the TECHNICAL REPRESENTATIVE, once the THIRTEEN

WEEK ESTIMATE has been received, the BUYER itself or through the TECHNICAL REPRESENTATIVE will give the SELLER instructions relative to (i) the volume of FIRST CLASS FRUIT it will purchase the following week, as well as the volume of MODIFIED FIRST CLASS FRUIT and SECOND CLASS FRUIT it opts to buy. (ii) The date and time the EXPORTED FRUIT must be cut, observing the parameters established in section 4.3.1. (iii) The age limit, the maximum and minimum grade of cut applicable to such EXPORTED FRUIT. Additionally, the BUYER itself or through the TECHNICAL REPRESENTATIVE will notify the SELLER, giving a minimum notice of 24 hours, the date and time of the arrival to the PORT OF LOADING of each ship as well as the approximate date and time of stowing of each ship on which the EXPORTED FRUIT must be stowed. Its understood and agreed that the BUYER itself or through the TECHNICAL REPRESENTATIVE may modify such notification according to its judgment if a reasonable and justifiable reason exists, providing the SELLER is given at least fourteen (14) hours advance notice of the date and time of arrival and stowing stipulated above, when it is coming from Panama, and 24 hours of advance notice when it is coming from other ports. In any case, the SELLER will deliver the EXPORTED FRUIT to the container yard to be refrigerated within a maximum of twenty (20) hours after the cut. All days of the WEEK are considered workdays for cutting, carrying fruit to the packing station, packing and stowing.

4.3.4.	PENALTIES

4.3.4.1.	FRUIT NOT EXPORTED. To the effects contemplated in clause 2.1.2 the SELLER will have the right to be paid a single, total and definitive penalty equivalent to the price of purchase minus the non incurred costs if it is FRUIT that is part of the basic volume; and if is FRUIT that is part of the Additional Volume, $[*] per box during the first semester of each calendar year (from January 1 to June 30) and $[*] per box during the second semester of each calendar year (from July 1 to December 31). In order to determine the number of boxes of FRUIT on which the penalty will be paid, if the FRUIT has not been packed, stems will be converted to boxes based on the SELLER’S pondered average ratio of boxes per stem to FRUIT during the last four (4) DAYS of cutting. If the order not to load by the BUYER or the TECHNICAL REPRESENTATIVE is issued after the packing process of the FRUIT has begun, the BUYER will pay the SELLER in addition for the packing materials used prior proof of their use, the operational salaries effectively incurred, the cost of transport if it has been done, as well as other costs incurred for disposing of the fruit in a correct and legal manner. The BUYER will pay these same penalties when, after not ordering the totality of the SELLER’S FRUIT in the final estimation on some particular weeks, the FRUIT exceeds the grade and it is necessary to chop it because it does not meet the conditions to be exported.

4.3.4.2.	FALSE FREIGHT. If for any reason imputable to the SELLER, it does not deliver at least ninety seven percent of the volume of FRUIT ordered by the BUYER for the following week, based on the most recent THIRTEEN WEEK ESTIMATE, the SELLER must pay a single, total and definitive indemnification of $[*] during the first semester of each calendar year (from January 1 to June 30) and $[*] during the second semester of each calendar year (from July 1 to December 31) for each box of FRUIT not delivered over the limit of the margin of tolerance of three percent until the order issued by the BUYER for that shipment is fulfilled, but in no instance will it be responsible for eventual, consequential or collateral damages to the BUYER or its affiliates for this occurrence. Situations of force majeure or fortuitous situations that may prevent the SELLER from fulfilling its obligations are excluded.

Notwithstanding the above, the SELLER may exceed the margin of tolerance of three percent in two shipments, at most, during each quarter of the calendar year, so that in such shipments the SELLER may load a minimum of ninety five percent and a maximum of one hundred and five percent of the volume ordered by the BUYER, said surplus subject to availability of space in the ships chartered by the BUYER. This benefit granted by the BUYER to the SELLER is not a cumulative right from one shipment to another or from one quarter to another. The BUYER will try to mitigate its damages using banana volumes from other sources within the normal rotation of the ship to fill the space allowance onboard the ship and will not demand indemnification except for the boxes that were not supplied. The SELLER cannot use this tolerance to allege that the BUYER has waived its right to receive the volumes it ordered nor will it excuse the SELLER from making its best effort to always comply with the volumes ordered by the BUYER. When FALSE FREIGHT occurs, the BUYER will communicate this to the SELLER within the following two weeks. If not, the SELLER will lose it right to collect.

4.3.5.	TRANSPORT TO THE PORT OF LOADING. The FRUIT is exported on pallets and under the deck in the hold of ships or in containers at the option of the BUYER. The SELLER must make arrangements for transportation in the containers provided by the BUYER from the PLANTATION to the PORT OF LOADING using appropriate and necessary equipment and it will also be responsible for their return to the yard.

4.3.5.1.

CONTAINERS. The BUYER itself or through a TECHNICAL REPRESENTATIVE will provide the SELLER with the containers and the chassis needed to transport the EXPORTED FRUIT from the PLANTATION to the PORT OF LOADING, making it available at the corresponding yard of the PORT OF LOADING in question, according to the cutting needs, in anticipation to the corresponding shipment. It’s understood that the warehousing costs and temporary conservation of the EXPORTED FRUIT in a container yard will be paid by the BUYER, but this does not relieve the SELLER with regard to the BUYER from assuming the transportation costs all the way to the PORT OF LOADING, nor regarding its obligations with respect to the quality of the EXPORTED FRUIT. Such transport and waiting time within the scheduled itinerary for the shipment will be at the exclusive risk of the SELLER who must take al needed precautions to protect the FRUIT, including the boxes in which it is packed, from the sun, rain, and other inclement weather, mistreatment, and incorrect stowing in the containers, and it is also obligated to obey all reasonable recommendations made by the BUYER or its designee, including the TECHNICAL REPRESENTATIVE in relation to handling and care of the FRUIT. Claims for FRUIT lost due to faulty transportation, yard, and stowing services will be directed by the SELLER to the entities that provide such services, and the BUYER will provide all needed cooperation. The BUYER guarantees that the container’s refrigeration system provided to the SELLER will be in perfect working order when they are delivered and the parties will agree on a procedure to check them, which will be used when delivering and returning the containers. If any FRUIT is damaged because of a malfunction of the refrigeration system in one or more containers, the risk for the loss of such FRUIT will be the BUYER’S. Each party will assume the costs in the mutual deliveries of the CONTAINERS.

5.	CLAUSE FIVE: QUALITY AND SANITATION

5.1.	FRUIT INSPECTION AND REJECTION. The inspection and eventual rejection of the FRUIT may be done by the BUYER or its TECHNICAL REPRESENTATIVE at any time during the productive process; at the packing station, while being packed, at the PORT OF LOADING, when it is received, in the ship while it is being stowed.

5.1.1.

Yet, if at the time of the unloading at the port of destination, defects appear such as “ripe and turnings”, “soft greens”, “peel rot”, “neck rot”, “crown rot”, “tip mold” and “latex post-harvest”, which has been previously agreed by the parties are hidden quality conditions impossible to detect at the time of boarding, the BUYER will have the right to deduct the amount paid for the rejected bananas from the following shipments of FRUIT that it receives from the SELLER. The SELLER will not be responsible for collateral or consequential damages to the BUYER by virtue of the rejection of the FRUIT for hidden conditions, being this indemnification the single, total and definitive indemnification which the BUYER has the right to receive for these incidents, except for the arrangements included in this same paragraph with respect to the liability for false freight, when applicable. The BUYER will demonstrate its claim by means of a report issued by an independent surveyor, whose report must include the condition of the FRUIT and state that the problem is not attributable to problems with the ship or other reasons unrelated to the

SELLER, and will include all the data of the fruit, especially the number of the farms or farm from which the fruit came. In every case, the SELLER may, on its own account and its own expense, designate representatives to participate as observers in the quality inspection, for which the BUYER will have to notify the rejection within forty eight hours of its unloading. In order to benefit from this right, the SELLER must provide the BUYER with an email address so the BUYER may report any rejection incident to the SELLER. Additionally, the SELLER will give the BUYER the name and information necessary to contact the surveyor or surveyors that the former has designated so that they are present in case of a rejection incident of the bananas at the destination port. If the SELLER does not provide the information about its designated surveyors, the BUYER will be relieved of its obligation to notify in a timely manner and it will simply inform the SELLER as soon as possible through the email address provided. The parties agree that the first rejection incident to occur in each calendar quarter will give the BUYER the right to withhold only the price paid for the rejected bananas. Rejection incidents of FRUIT loaded after the notification of the first rejection incident, will give the BUYER the right to receive the corresponding penalty for false freight, if it exceeds the allowed percentage of tolerance. If the BUYER does not notify the SELLER in a timely manner regarding the rejection incident or disposes of the fruit before it is inspected by the SELLER, then the withholding will not proceed.

5.2.	PARTICIPATION IN QUALITY CONTROL ACTIVITIES. The SELLER and the BUYER acknowledge that the quality of the EXPORTED FRUIT in the destination markets is essential for a continued successful marketing. In these markets, the quality of the FRUIT NOT EXPORTED is not limited only to its physical characteristics, but also to the conditions in which this FRUIT is produced, including the correct application of agrochemicals, the environmental impact of production activities and the social/labor conditions in which these activities are carried out. The SELLER and the PRODUCERS also commit to participate with the BUYER, each to their own account and expense in reasonable quality control activities such as the establishment and maintenance of process-controls and the correct gathering of FRUIT quality data, as well as the communication and delivery of such information to the BUYER.

5.2.1.	The SELLER and the PRODUCERS commit to grant access to the PLANTATION at any time during normal times of operation to quality control technicians designated by the BUYER or the TECHNICAL REPRESENTATIVE, so that they can evaluate in the field and at the banana packing stations bananas that potentially constitute FRUIT that can be sold in accordance with this agreement.

5.2.2.	In the specific case of the battle against Black Sigatoka, the SELLER and the PRODUCERS will abide by the provisions in Annex B in the understanding that the BUYER will not be obligated to receive FRUIT originating in areas of the PLANTATION that do not meet the production conditions established in Annex B.

5.2.3.	METHODS OF DEHANDING and PACKING. In order to preserve the quality of the EXPORTED FRUIT, the SELLER agrees with the BUYER to only use the methods of dehanding and packing previously authorized by the BUYER, which are duly described in Annex B.

5.2.4.	CHANGES IN QUALITY SPECIFICATIONS. In order to assure the continued high quality of the ORDERED PRODUCTION, the BUYER will have the right to amend Annex B hereof by notifying the SELLER in writing at least fifteen (15) days ahead of time. The parties will come to an agreement on any necessary price and cost adjustments before the implementation of any change, with the understanding that consent cannot be denied if the adjustments take into account the additional costs that such change or changes represent, including the loss of any net profit (“fully costed profit”) from the supply of materials that the SELLER might bear due to changes required by the BUYER. The obligation to consider the loss of any net profit derived from the supply of materials cannot be interpreted in a way that the BUYER might end up being forced to repay investments made by the SELLER or his affiliates, nor any other type of collateral, possible or consequential damage borne by the SELLER or its affiliates.

5.2.5.	CHANGES IN FRUIT PROTECTION METHODS, FRUIT SELECTION, DEHANDING AT THE PACKING STATION AND PACKING. The parties will come to an agreement on any necessary price and cost adjustments before the implementation of any change to any of the mentioned methods, with the understanding that consent cannot be denied if the adjustments take into account the additional costs and damages that such change or changes represent, including the loss of any net profit (“fully costed profit”) from the supply of materials that the SELLER might bear due to changes required by the BUYER, being this the only, total and definitive indemnification to which the SELLER is entitled by these changes. In no instance will the BUYER assume responsibility before the SELLER, the PRODUCER or its affiliates for collateral, possible or consequential damages that could occur by virtue of the changes regulated hereof. The changes that the SELLER or the PRODUCERS must perform to any of the methods mentioned with the intention of ensuring that the FRUIT meets the agreed quality specifications will be paid exclusively by the SELLER.

5.3.	INFRASTRUCTURE. The SELLER and the PRODUCERS declare and guarantee that the PLANTATION meets and will meet, during the term of this agreement, the infrastructure requirements and conditions necessary to produce, process and transport the FRUIT in the volumes and with the quality agreed hereof, for example, safe and hygienic packing stations, able to process the FRUIT any week in three (3) DAYS at most, during periods of normal production and four (4) DAYS during periods of high production, access routes that can handle the traffic of transportation equipment without reducing the quality of the FRUIT, adequate internal transport systems for the stems to the packing station and, in those plantations that due to their location require it, according to standards commonly accepted by the Colombian banana industry, appropriate drainage and irrigation systems.

5.4.	AGROCHEMICALS. In order to assure compliance with the laws concerning agrochemicals that exist in Colombia and the destination markets, as well as to protect occupational health conditions, the environment and the quality of the FRUIT, the SELLER and the PRODUCERS commit to apply, during the production process and the post-harvests stage, only pesticides, herbicides, fungicides, insecticides, plant growth regulators or other chemical or organic, natural, artificial or synthetic substances, that have been previously authorized by the BUYER or its TECHNICAL REPRESENTATIVE and are authorized for use in the Republic of Colombia and the destination countries of the FRUIT, including the United States of America and the countries that comprise the European Union. The SELLER and the PRODUCERS commit to apply these substances only in the amounts, proportions and using the methods established by the manufacturers of the authorized products and according to the best practices of the banana industry in Colombia. The BUYER has delivered to the SELLER and through the SELLER to the PRODUCERS, a listing of these products and substances.

If during the term of this agreement the Colombian authorities and the authorities of the destination countries of the FRUIT authorize different formulations, but chemically identical to the authorized products and substances, the SELLER and, through the SELLER, the PRODUCERS, must notify the BUYER of their intention of using those new formulations. If the new formulations imply application methods that are different from those used with the previous formulations, the BUYER may not object their use by the SELLER and the PRODUCERS as long as these methods of application do not result in higher risks to people’s health, the environment or the possibility of higher levels of residues on the FRUIT, which are above the levels allowed by the authorities at the destination countries. Any change to the listing of products and substances other than the case of new formulations of products that have already been authorized, may only proceed through a previous written agreement between the BUYER and the SELLER. In case of breach of the obligations assumed by the SELLER or PRODUCERS in this section, or if the FRUIT delivered is damaged or mistreated due to agrochemicals or with residue levels above those allowed by relevant regulations, the BUYER is authorized by the SELLER and the PRODUCERS to immediately suspend without liability the purchase of the FRUIT originating at the affected part of the PLANTATION, while the negative effects or other foreseeable damages last, without prejudice of rejecting this FRUIT for not complying with the specifications agreed hereof. The BUYER declares that it knows that the SELLER and the PRODUCERS will use BRAVO® (clorotalonil), for the treatment of Black Sigatoka, in the entire PLANTATION. The BUYER hereby acknowledges that this product was never used in the farms on listing A, referenced in the definition of “PLANTATION”, while these farms were operated by the BUYER. The BUYER also acknowledges that it does not support the use of this product because of the potential occupational health and environment risks that, in the BUYER’S opinion, the use of this product implies, in spite of being a product whose use has been accepted by the authorities of Colombia, the European Union countries, the United States and the Rainforest Alliance in the “Better Banana Program”. The BUYER; nevertheless, accepts the use of BRAVO® by the SELLER and the PRODUCERS as an exception to the listing of agrochemicals described above. In order to assure the safe use of pesticides (herbicides, nematicides, insecticides fungicides, plant growth regulators, etc.) and to protect the health of their workers, the SELLER and the PRODUCERS agree to organize the tasks in the fields so that the field workers are not present in the areas of the PLANTATION that are being treated with pesticides in observance of the reentering periods established by the Environmental Protection Agency of the United States of America (U.S. EPA). For those workers who must enter an area of the PLANTATION being treated with pesticides, the SELLER and the PRODUCERS must provide appropriate personal protective equipment.

6.	CLAUSE SIX: CORPORATE RESPONSIBILITY, LABOR AND ENVIRONMENTAL PROTECTION

6.1	CORPORATE RESPONSIBILITY AND WORK ENVIRONMENT

6.1.1 The SELLER and the PRODUCERS declare that they are aware of the BUYER’S Corporative Responsibility commitments, assumed through the BUYER’S Code of Conduct and the “UITA/COLSIBA/Chiquita Agreement on Freedom of Association, Minimum Labor Standards and Employment in Latin American banana operations.” The SELLER acknowledges and accepts that it has received a copy of the Code of Conduct of the BUYER and a copy of the Agreement between Chiquita/UITA/COLSIBA and that it understands the social commitments and obligations which the BUYER wishes to implement in all its operations, including those of its supplier, particularly in the areas of labor, food safety and quality, environmental protection, and community relations standards. The SELLER will continuously improve the social and environmental standards and practices under which it produces the FRUIT.

6.1.2 During the term of this agreement, the SELLER and the PRODUCERS especially agree to meet the following labor standards:

6.1.2.1. Not to use child labor, as defined in the Code of Conduct

6.1.2.2 Not use any form of forced or mandatory labor

6.1.2.3 Not violate the freedom of association and collective bargaining rights of their workers.

6.1.2.4 Not discriminate when hiring, training or firing their employees based on sex, sexual preference, ethnicity, national origin, religion, union or political affiliation.

6.1.2.5 To obey all labor, social and environmental laws of the republic of Colombia as well as the treaties included in the Code of Conduct and the UITA/COLSIBA and Chiquita agreement.

Any serious or systematic violation of any of the practices above will authorize the BUYER to suspend the purchase of the FRUIT originating at the affected area, without prejudice to reinitiate such purchases if this situation is resolved to the satisfaction of both parties.

6.1.3 The SELLER and the PRODUCERS grant the officials of the BUYER or the TECHNICAL REPRESENTATIVE the right to enter the PLANTATION without restraint, with or without previous notice, but always after coordinating with the person in charge of the farm at the time of the visit, in order to inspect the operations, infrastructure, documents, including electronic files, and to meet with employees and workers, in order to perform confidential periodic evaluations concerning the fulfillment of all its obligations regarding Corporative Responsibility. The SELLER, the

PRODUCERS and the BUYER, in mutual agreement, will develop a written plan to remedy any breaches detected during the evaluations. In no case, can the BUYER demand from the SELLER or the PRODUCERS the adoption of practices or conditions in the area of Corporative Responsibility that are more rigorous to those adopted by the subsidiaries or affiliates of the BUYER in other Latin American countries.

6.1.4 The BUYER and the SELLER agree that the assessments, the agreed objectives and any correspondence related to the fulfillment by the SELLER of these standards will be handled confidentially and they will not be revealed without the approval of both parties.

6.1.5 The SELLER and the PRODUCERS commit to maintain the certification under the SA-8000 standard during the term of the agreement hereof. If any of these farms were to be decertified, the SELLER and the respective PRODUCER will have six months as of the date of notification of the decertification or suspension to remedy the farm decertification. If it does not obtain the recertification within the period stipulated hereof, the BUYER will have right to suspend the purchase of FRUIT originating from such farms until they regain their respective certifications.

6.1.6. ENVIRONMENTAL PROTECTION

6.1.6.1 During the term of this agreement, the SELLER will accept and adopt at its expense, the regulations and guidelines on environmental impact, public health, work place hygiene and other aspects related to the protection of the environment existing in the Republic of Colombia or in any of the destination markets of the FRUIT. Such regulations and guidelines include those issued by local and national authorities and international organizations, as well as by government authorities in the countries were the destination markets are located, in as much as they affect the ability to commercialize the FRUIT. The agreements and international treaties signed by the Republic of Colombia will be observed, even though their ratification might be pending

6.1.6.2.Both, the SELLER and the PRODUCERS agree to:

6.1.6.2.1. Maintain, during the term of this agreement, the certification under the Better Banana Program of the Rainforest Alliance, in those farms that comprise the PLANTATION and already have it. If the farms are decertified or their certification is suspended by the Rainforest Alliance or the verifying organization designated by such organization, the SELLER and the PRODUCERS will have six months as of the day of the notification of decertification or suspension to recertify the affected farms. If the SELLER and the PRODUCERS cannot recertify the property within the stipulated term, the BUYER will have the right to suspend the purchase of FRUIT from those farms until such farms obtain their respective certification.

6.1.7. OTHER CERTIFICATIONS. The SELLER commits to make its industrial and cultivation practices at the PLANTATION conform to the GLOBALGAP standard at the time this agreement is signed.

6.1.8. INCLUSION OF NEW FARMS. The inclusion of new farms within the PLANTATION will require the consent of the BUYER and the SELLER. If in the future, the SELLER wishes to include additional farms in the PLANTATION, it will notify the BUYER in writing of its intention and will provide the BUYER with all the information necessary to identify the new PRODUCER or PRODUCERS. The BUYER cannot deny its consent in an unreasonable manner. The new PRODUCER or PRODUCERS will have a maximum term of a year as of the date of the signing of the amendment to this agreement to obtain the certifications to the SA-8000, GLOBALGAP, and Better Banana Program standards, as well as other certifications that the parties may decide to achieve in the future. If it/they do not achieve the certifications required within a year, the BUYER will have the right to suspend the purchase of FRUIT from these farms until they obtain the required certifications.

7.	CLAUSE SEVENTH: FOOD SAFETY and SECURITY the SELLER and the PRODUCERS recognize that the health and the safety of the consumers of the FRUIT are especially important, and for this reason they are committed to accept each and all of the recommendations made by the BUYER or its TECHNICAL REPRESENTATIVE concerning modifications to processes, infrastructure, documentation practices, hygienic, sanitary and process controls, relative to food safety and security. These recommendations may never exceed the levels of compliance in this area assumed by affiliates and subsidiaries of the BUYER in Latin America. In addition, if the legislations of the countries that comprise the destination markets require some type of certification, the SELLER is committed to achieve it at its expense and in a timely manner. If the clients of the BUYER require some type of particular certification, the SELLER commits to obtain it in a timely manner and paying these costs on behalf of the BUYER. In case of breach by the SELLER or the PRODUCERS of the obligations assumed in this section, the delivery of damaged or mistreated FRUIT due to agrochemicals or with residual levels above those allowed by pertinent regulations, the BUYER, is authorized by the SELLER and the PRODUCERS to immediately suspend without liability, the purchase of FRUIT from the affected part of the PLANTATION, while harmful effects or foreseen damages last, without prejudice of rejecting this FRUIT for not complying with the agreed specifications. Additionally, each party will assume its own legal responsibilities in the event that the FRUIT becomes a risk to the health of consumers or people. The SELLER will afford the BUYER all necessary cooperation in the event that it is forced to recall the FRUIT from the market for containing residual levels above those allowed at the FRUIT’S destination markets.

8.	CLAUSE EIGHT: FORCE MAJEURE, SUSPENSION AND TERMINATION

8.1 FORCE MAJEURE: The rights and obligations of the BUYER and the SELLER, resulting from this agreement, will be strictly executed by both parties, except in the event of breach due to an act of God or force majeure, such as the application of restrictions to international trade by the government of the Republic of Colombia, the United States of America or the European Union, labor strikes, including strikes that completely stop the work at the PLANTATION, stowing, transport and banana unloading in the country of origin or destination; or strikes in transportation, war, revolt, revolution, riot, invasion, sabotage and other causes of similar nature, duly provided, only if there is no alternative to resolve it. The statements in this Section 1 of Clause Eight will be subject to applicable provisions in the Section titled “Remedies for Breach of this Agreement “of the agreement called “Stock Purchase Agreement” referenced at the beginning of this document. Any cause of force majeure that prevents the performance of this agreement, or makes its execution impossible, or that implies violating the law or regulations pertaining to one of the parties, will suspend its effects, but only during the period or the part of it during which such force majeure prevents or makes its execution impossible or illegal. In the event of occurrences such as those previously described that prevent its partial execution; the part of the agreement that is possible will continue being executed. The parties specifically accept that a change in economic circumstances for one of the parties does not constitute force majeure.

8.2 PROCEDURE AND CAUSES FOR SUSPENSION. Both parties are authorized to totally or partially suspend, depending on the case, the performance of the obligations imposed by this agreement by the occurrence of one or several of the events described as FORCE MAJEURE, provided such events make it impossible for the party that invokes the suspension to absolutely or partially continue performing this agreement. The parties specifically agree that the causes for suspension must be directly related to the fulfillment of contractual obligations and that such suspension will have effect only in relation to the obligations that are affected by the cause and solely in relation to the part of the PLANTATION affected by the cause; they also must be verified, of sufficient magnitude to justify the suspension and have no alternative to overcome them. The cause of suspension must be communicated, by the party that invokes it to the other party in writing to the respective notification address. The suspension will enter into effect the day after the party to whom the suspension is communicated receives notification in which the other party indicates the reason or reasons for the suspension. The suspension of the obligations that arise hereof will not interrupt the original term of the agreement, which will continue running all the time while suspension lasts. The SELLER may not use the BRANDS during the suspension period. If the BUYER alleges the suspension, unless it is for causes imputable to the SELLER, the SELLER will have the right to sell the FRUIT that is produced during the suspension period to third parties, unless the BUYER decides to pay the prices agreed hereof for FRUIT NOT EXPORTED. If it is the SELLER who totally or partially suspends the agreement, under no circumstance may if dispose of the FRUIT produced in the PLANTATION with destination to an external market without the prior, express written consent of the BUYER.

8.3 TERMINATION. The following are causes for anticipated unilateral termination: For the party that invoked it, the total suspension of the performance of the obligations that derive from this agreement that extends for more than twelve (12) consecutive months. The material breach of any of the contractual obligations of this agreement. A material breach of obligations is a breach that results in significant economic damage to the party that it has not failed to fulfill its obligations and one that is not properly remedied by the party that failed to comply within a reasonable term, which necessarily will conform to the nature and magnitude of the breach, which in no event, except by agreement of the parties, will exceed forty five (45) calendar days counted as of the date of delivery of the written notification sent to the other party advising the breach. Nevertheless, in the case of lack of payment by the BUYER, this term will not exceed seven (7) days. The termination will take effect fifteen (15) days after the party that failed to comply receives the written communication specifying the cause for the termination sent by the party that invoked the termination.

9.	CLAUSE NINE: OTHER CONDITIONS

9.1 ASSIGNMENT OF THE AGREEMENT. This agreement can not be assigned or transferred, partially or completely, to any natural or juridical person by one of the parties without the previous, express written consent of the other party. Nevertheless, the BUYER hereby authorizes the SELLER to assign as collateral the economic rights derived from this agreement in favor of one or several banking or financial institutions. Therefore, by express request of the SELLER, the assignment of economic rights that BIC performed on June 22, 2004 will continue, without a continuity solution ,in favor of the institutions that granted the SELLER a syndicated credit.

9.2 GUARANTEE OF CLEARING TITLE IN CASE OF DISPOSSESSION. The SELLER guarantees to the BUYER that the FRUIT acquired by virtue of this agreement is free of burdens and encumbrances of any type that may affect its benefit to, and free disposition by the BUYER. Consequently, the SELLER agrees to clear the title in case of dispossession and assumes absolute liability for any loss that may arise from a breach of this guarantee. In the event of lawsuits pursuing the FRUIT contemplated hereof, the SELLER will have the option of assuming the defense using its own lawyers and expense and under its exclusive control, for which the BUYER must provide any necessary cooperation, including the issuance of powers of attorney in favor of the lawyers of the SELLER. The BUYER agrees to notify to the SELLER in a timely manner the existence of any claim or claim-filing of this kind against the BUYER. Failure to notify in a timely manner will not prevent the SELLER from assuming the defense against such claims, but it will release the SELLER from the obligation to repay the BUYER for any cost that it may have incurred to that moment. Yet, if the SELLER illegally disposes in favor of a third party of the FRUIT that has been sold and delivered by virtue of this agreement to the BUYER, the BUYER—and thus the SELLER irrevocably authorizes this, may exert civil, commercial and penal actions within its reach in any court or jurisdiction of the world, to prevent the illegal disposal of the FRUIT. The SELLER will be liable and must compensate the BUYER for all the damages that it causes to the BUYER by selling the FRUIT to a third party, without prejudice of the rights of the BUYER with respect to the potential material breach of this agreement that this violation represents.

9.3 INSURANCE CLAIMS. The SELLER and the BUYER will cooperate in the proceedings, documentation, and delivery of evidence and processing of insurance claims concerning FRUIT losses or damages and other mishaps.

9.4 NOTIFICATIONS. The parties designate the following addresses to receive notifications related to this agreement:

The SELLER: Banana International Corporation, Envigado, Colombia, calle 26 Sur # 48-12, Atención Presidente y Secretario General with copies to Banacol Marketing Corporation, Atención Presidente, 2655 LeJeune Road, Suite 1015, Coral Gables, FL 33134.USA

The BUYER: Chiquita International Limited, 7 Reid Street, Suite 109, P.O. Box HM-2181, Hamilton HM JX, Bermuda, Attention: Vice-president, with a copy to Office of the General Counsel, Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202, USA.

The parties may establish, by mutual agreement, alternate notification procedures related to operational aspects. Such agreements must be properly documented.

9.5 FAILURE IN THE EXERCISE OF RIGHTS. The failure by any of the parties to notify or to exert any right under this agreement will not represent a waiver to such right, unless the party that renounces notifies the other in writing. The waiverby any of the parties to any right contemplated in this agreement will not signify a waiver to any right of similar nature that may have developed later. The fact that one of the parties allows, once or several times, the other party to fail to fulfill its obligations or to fulfill them imperfectly or in a manner different from the one agreed hereof, or does not insist on the precise fulfillment of such obligations, or does not exert its contractual or legal rights in an opportune manner, will not create the presumption nor will it be equivalent to a modification of this agreement nor will it hinder this party in any instance, in the future, from insisting on the correct and specific fulfillment of the legal obligations that correspond to the other party or exert the contractual or legal rights to which it is entitled.

9.6 ANNEXES. Each of the annexes indicated hereof is incorporated to this agreement by reference and is an integral portion of this agreement.

9.7 WITHHOLDINGS AND DEDUCTIONS. The SELLER irrevocably authorizes the BUYER to withhold and deduct from the payments the amounts that the SELLER owes the BUYER for FALSE FREIGHT that is properly documented and is accepted by the SELLER in accordance to this agreement. Collections may not be done in a cumulative manner. If the SELLER came to owe money to the BUYER or to a company affiliated with the BUYER for the supply of materials, raw materials or services, the SELLER authorizes the BUYER to perform the corresponding withholdings and deductions from the payments in order to repay the sums owed and overdue.

9.8 INDIVIDUALITY OF THE CLAUSES. In the event that any of the stipulations contained hereof is declared null, the grantors agree that such annulment will not affect this agreement as a whole nor affect the validity of the other clauses of the agreement which have not been declared null.

9.9 ENTIRE AGREEMENT. This agreement and the attached annexes represent the entire agreement between the parties. All previous conversations, communications, statements, promises and declarations, whether written or verbal, between the parties or their affiliated companies and the employees, agents or representatives of such, are contained in this agreement. Except by explicit provision in the agreement, any modification to this agreement must be made in writing and signed by both parties.

9.10 DISCLOSURE OF FINANCIAL STATEMENTS. By request of the SELLER, the BUYER will provide its current individual financial statements and those of its guarantors to the banks and other organizations that the SELLER may contact to obtain financing. The financial statements must be specific for the BUYER and its guarantors but not consolidated for the entire group of the BUYER, unless this is explicitly requested. Additionally, the BUYER must provide the best cooperation by its financial people and other employees to handle the concerns and requirements that these financial organizations may have.

9.11 CONFIDENTIALITY. While this agreement is in effect, the parties commit to maintain its content confidential vis-à-vis third parties, except by written authorization of the other party, an order from a competent authority or a requisite established in a legislation or regulation such as those issued by the Securities and Exchange Commission of the United States of America. The confidentiality obligations of each of the parties under this agreement will survive the termination date of this agreement.

9.12 CONTRACTUAL GOOD FAITH. This agreement is entered on the basis of the good faith of both parties in developing the contract, and the parties should avoid, within the frame of the law, any behavior in the setting of prices whose objective violates American federal and state legislations, such as predatory prices and unfair competition as an integral part of the “Stock Purchase Agreement” business referenced in the header of this agreement and in the pineapple supply agreement derived from the Stock Purchase Agreement.

9.13 APPLICABLE LAW. This Agreement will be interpreted according to the internal laws of the State of Florida without enforcement of any decision or conflict in relation to legal provisions or rules (whether from the State of Florida or from another jurisdiction) that might lead to the application of the laws from a jurisdiction other than the State of Florida.

9.14 TAXES. The BUYER and the SELLER agree to comply individually and the portion corresponding to each party, with the laws and tax provisions that pertain to the parties, this agreement or the profits derived from this agreement. The BUYER and the SELLER state that they will pay each and all present and future taxes on income, profits and sales that are applicable to them for any legal reason.

9.15 COMPLIANCE WITH LAWS AND REGULATIONS. Both parties state that they will obey all the laws, regulations, agreements and other provisions that are applicable to them now or during the term of this agreement.

9.16 EFFORTS TO FIGHT ILLICIT DRUG TRAFFICKING AND OTHER TYPES OF SMUGGLING. The parties agree to cooperate in order to establish and maintain adequate controls throughout the chain of operations to limit as much as possible the shipment of illegal drugs or other types of smuggled goods in the freight delivered to the BUYER at the PORT OF LOADING

10.	CLAUSE TEN: TERM OF THE AGREEMENT

10.1.	TERM. This agreement will be in effect from January 1, 2008 to June 28, 2012. An early termination of the pineapple supply agreement entered between the SELLER and Chiquita Frupac, Inc., imputable for any reason to one of the parties, will confer the non-guilty party the option to end this agreement or to carry on with its execution. This decision must be made within the three (3) months following the statement of breach of the pineapple agreement by means of an arbitration decision issued by an pre-agreed arbitration court, unless said decision is unnecessary due to the fact that it is a termination based on a total suspension of the pineapple agreement that extends for more than twelve months, and therefore the termination of this agreement could occur immediately after deeming such pineapple agreement concluded.

10.2.	GRADUAL TERMINATION. Despite the provisions in the preceding section, the BUYER has the option, a minimum of six (6) months before the termination of this agreement and by means of a written notification to the SELLER, to decide to continue this agreement with respect to the Basic Volume for three years in addition to the agreed term, through a gradual reduction of the Basic Volume at the rate of twenty-five percent per year starting on the first additional year (seventy five percent of the Basic Volume the first year, fifty percent of the Basic Volume the second year and twenty-five percent of the Basic Volume in the third year), with the prices agreed hereof or with a price equal to the lowest price in other contracts that have at least two years remaining at the termination date of this agreement and that the SELLER has with other banana buyers in Colombia. If the BUYER exercises this gradual termination option, the SELLER will have the right to demand the fulfillment of the gradual termination option included in the International Pineapple Purchase Agreement between the SELLER and Chiquita Frupac, Inc., signed on this same date. If Chiquita Frupac, Inc. refuses the gradual termination of this International Pineapple Purchase Agreement, the SELLER is excused from executing the regulated gradual termination included in this clause.

10.3.	UNFORESEEN CIRCUMSTANCES. The parties specifically agree that the fact that, at any given moment, this agreement may cause losses to the BUYER or the SELLER or its execution may be onerous to any of the parties will not constitute a cause to request its termination, renegotiation or modification. The parties relinquish explicitly and in advance any right or prerogative to request a revision of the agreement that they may have due to such events.

11.	CLAUSE ELEVEN: ARBITRATION the parties agree that all or any of the conflicts, disputes or claims related to this agreement, including but not limited to its existence, validity or completion, or concerning the breach of the agreement and especially its objective, interpretation, application or execution, will be solved by means of arbitration under the rules, at and administered by the American Association of Arbitration (AAA), and in accordance with their procedural rules. Despite the above statement, the parties at any time will be able to examine, in the most objective and friendly spirit, any divergences that might arise in relation to this agreement. The arbitration must take place in the city of Miami, in the State of Florida, United States of North America. Therefore, the parties waive the forum and laws of their respective domiciles and any other jurisdiction that could correspond to them and will submit any controversy related to this agreement to arbitration that must be subject to the following applications:

•	The arbitration board will consist of three arbitrators selected using the procedures of the American Arbitration Association (AAA).

•

Despite the above, with regard to precautionary measures, such as attachments, suspension, conservatory measures, bonds, declarative measures, taking of evidence, searches, they may be processed in any competent court in the world. This provision will also be applied in relation to payments received, and to be received, by the SELLER or owned by the BUYER anywhere in the world and to the precautionary procedures related to them.

The notes of the arbitration will be taken in the Spanish language and all the referees must be fluent in Spanish. All submissions must be submitted in Spanish. All the expenses, costs and legal fees incurred will be paid by the party that incurs them. The costs of the arbitration (including registry fees) will be shared equally by the parties in litigation.

12.	CLAUSE TWELVE: PENALTY CLAUSE. Breach of this agreement declared in an arbitration decision according to the procedure established in clause eleven above, that results in the termination of the agreement under Clause Eighth, Section 3, will force the noncompliant party to pay the other party a penalty in funds available immediately and equivalent to [*] for each box of basic volume bananas that was not delivered during the rest of the initial term of this contract. This penalty will constitute the sole and definitive payment for the totality of damages to which the affected party may have rights to, including any damage for collateral, possible or consequential damages. The payment of this penalty will release the noncompliant party from the fulfillment of any other obligation arising from this agreement. Additionally, the affected party will have the right to deem concluded, without liability on its part, or to continue demanding, to its choice, the fulfillment of the international pineapple purchase agreement, signed on this same date, between Chiquita Frupac, Inc and Banana International Corporation.

13.	CLAUSE THIRTEEN: ANTICORRUPTION. The parties, by mutual agreement, explicitly agree to the following:

13.1. Concerning all and each of the activities which the SELLER and the BUYER (including not only this one but all the companies that conform the CHIQUITA BRANDS Group) can perform in relation to the execution of this agreement, the SELLER and the BUYER must comply with all applicable laws, statutes, standards and regulations, of any governmental authority that has jurisdiction over these activities.

13.2. In relation to each and all of the activities that the SELLER and the BUYER can perform in connection with the execution of this agreement, they commit to:

(i) Not participate or become involved in any Prohibited Conduct (as defined below);

(ii) take all necessary measures to assure that the BUYER, the SELLER, and affiliate PRODUCERS, nor their partners who exercise control, directors, employees, agents or any other person who acts directly on behalf of the BUYER or the SELLER, participates or becomes involved in any Prohibited Conduct;

(iii) notify the other party immediately about any information indicating the occurrence of a Prohibited Conduct that could be attributed to the SELLER or to the BUYER;

For the purposes of this section, “Prohibited Conduct” means any action of:

(i) payment or provision of;

(ii) authorization to pay or to provide, or

(iii) offer or promise payment of money or any other thing of value, to any Prohibited Recipient, in order to induce the Prohibited Recipient to perform or omit an action that violates the legal obligations of the Prohibited Recipient with the purpose of directly or indirectly benefiting the SELLER or the BUYER.

For purposes of this section, “Prohibited Recipient” means

(i) An official or employee of:

(a) a Government entity, whether national, regional or departmental, of an agency or company of owned or controlled by the Government,

(b) a political party, or

(c) an international public organization;

(ii) any person who is or acts as a government authority, for or in representation of any of the organizations mentioned in the previous sub-clause (i); and

(iii) any candidate to a government position

13.3 Upon request by one of the parties, the other party must provide a formal certification regarding the continued accuracy of its statements and stipulations regarding compliance with the obligations established in Sections 1 and 2 above.

Despite any provision to the contrary contained in this agreement, the parties accept that in the event that they violate any of these statements and stipulations or any of such obligations, the other party will have the right to deem this agreement terminated immediately, with no need of a prior court ruling and without any legal liability on its part.

14.	CLAUSE FOURTEEN: GUARANTEES OF FULFILLMENT OF THE AGREEMENT. The Colombian companies EXPOBAN S.A., EL CONVITE S.A., CENTURIÓN S.A., RIO CEDRO S.A., AGRICOLA EL CARMEN S.A. and Agricola El Retiro S.A., all domiciled in Envigado, assert that they provide fruit to the SELLER and are knowledgeable of the terms and conditions of this banana purchase agreement, which they accept to fulfill faithfully becoming shared guarantors and joint and several surety responsible for its fulfillment with regard to the BUYER, becoming individually responsible for the payment of any amount of money that the SELLER owes the BUYER for any reason, whether unpaid balances of any nature or indemnification for damages caused by the breach of this agreement.

In witness hereof, this agreement is signed on January 25, 2008

THE SELLER:		THE BUYER:

BANANA INTERNATIONAL CORPORATION		CHIQUITA INTERNATIONAL LIMITED

FOR:	/s/ Victor Henríquez Velasquez	FOR:	/s/ James W. Parker
Name:	VICTOR HENRÍQUEZ VELASQUEZ	For:	JAMES W. PARKER
Title:	President	Title:	Vice President

THE GUARANTORS,

EXPOBAN S.A.
EL CONVITE S.A.
CENTURIÓN S.A.
RÍO CEDRO S.A.
AGRÍCOLA EL CARMEN S.A.
AGRÍCOLA EL RETIRO S.A.

For :	/s/ Jorge Alberto Cadavid Marín
Name:	JORGE ALBERTO CADAVID MARÍN
Title:	Legal Representative